UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 28, 2010

CKX, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17436	27-0118168
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue, New York, New York		10022
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-838-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2010, CKX, Inc. (the "Company") disclosed that it had entered into an employment agreement with Michael G. Ferrel, the Company’s Chief Executive Officer, effective as of May 6, 2010.

Mr. Ferrel’s employment agreement provides for an initial annual base salary of $1,000,000. The amount of the base salary will be reviewed annually by the Company’s board of directors and may be increased at the discretion of the board, but not decreased.

Mr. Ferrel is eligible to receive during his continued satisfactory performance of his employment agreement an annual cash bonus to be determined in the discretion of the compensation committee of the Company’s board of directors. In addition, Mr. Ferrel is eligible to receive an annual grant of restricted stock, stock options or other equity awards as determined by the compensation committee.

The term of the employment agreement commences on May 6, 2010 and continues until February 1, 2013, and includes a non-competition agreement between Mr. Ferrel and the Company which is operative during the term.

The employment agreement provides that in the event Mr. Ferrel’s employment is terminated without "cause," as specified in his agreement, other than in connection with a change in control of the Company, he will be entitled to receive (a) his base salary through the date of termination, (b) a lump sum payment equal to two years of his base salary in effect at the time of termination and (c) a lump sum payment equal to $250,000 in consideration for Mr. Ferrel continuing to be subject to the non-competition provision of his employment agreement for six months following termination. After February 1, 2011, the lump sum payment described in clause (b) above will be reduced by 1/24th for each full month that Mr. Ferrel has been employed by the Company pursuant to his employment agreement, provided that the payment will not be reduced below the amount of his annual base salary in effect at the time of termination.

Under the terms of the employment agreement, if within 12 months following a change in control of the Company, Mr. Ferrel's employment is terminated without "cause," he will be entitled to (a) his base salary through the date of termination, (b) an amount equal to (i) 2.99 multiplied by (ii) the average annual compensation received by Mr. Ferrel from the Company over the five calendar years immediately preceding the date of the change in control termination, with such product reduced by (iii) the value of any benefit received from the acceleration of lapsing of restrictions on stock or vesting of options and (c) a lump sum payment equal to $250,000 in consideration for Mr. Ferrel continuing to be subject to the non-competition provision of his employment agreement for six months following termination.

Pursuant to the employment agreement, if Mr. Ferrel suffers a disability that continues for a period in excess of six continuous months, he shall be entitled to his full salary for the first six months of his disability and, thereafter, he would be entitled to an accelerated payment equal to 75% of his salary for the remainder of the term of his employment agreement. In addition, in the event of Mr. Ferrel's death during the term, the employment agreement provides for accelerated vesting of any stock options, restricted stock or other equity based instruments previously granted to Mr. Ferrel.

The employment agreement was approved by the compensation committee of the Company’s board of directors in recognition of the need to provide certainty to both the Company and Mr. Ferrel with respect to his continued and active participation in the growth of the Company.

The foregoing summary of Mr. Ferrel's employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the employment agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit No. Description

10.1 Employment Agreement, dated as of May 6, 2010, between Michael G. Ferrel and CKx, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKX, Inc.

June 28, 2010	By:	/s/ Jason K. Horowitz

Name: Jason K. Horowitz
Title: Senior Vice President

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated as of May 6, 2010, between Michael G. Ferrel and CKX, Inc.